Exhibit 99.01

NEWS RELEASE for November 10, 2004 at 7:30 am EST —

Contact:	CardioGenesis Corporation
Christine Ocampo, Chief Financial Officer
714-649-5000
cocampo@cardiogenesis.com

CARDIOGENESIS REPORTS 2004 THIRD QUARTER, NINE-MONTH RESULTS

FOOTHILL RANCH, CA (November 10, 2004) . . . CardioGenesis Corporation (OTCBB: CGCP.OB), the market leader in surgical products and accessories used in angina-relieving Transmyocardial Revascularization (TMR) and Percutaneous Myocardial Channeling (PMC) procedures, today announced results for its third quarter and first nine months ended September 30, 2004. The Company reported that revenues for the 2004 third quarter and first nine months decreased 21 percent and rose 1 percent, respectively, compared to revenues in the same periods last year.

     The Company recently announced that it closed a $6.0 million convertible financing facility from Laurus Master Fund, Ltd. Chairman and CEO Michael J. Quinn commented, “The completion of this financing from Laurus Funds provides us with the capital resources to enable the timely and effective launch of our important new minimally-invasive TMR products. We expect the new products to drive utilization of TMR procedures and have a positive impact on our revenue growth. The Company is advancing the field of TMR and expanding the potential patient population by providing the cardiothoracic surgeon with tools to treat patients with minimally invasive techniques that have the potential to reduce the operative morbidity and risk of a standard surgical procedure.”

     “Armed with important new long term data and innovative new products, for the first time in several years the Company is now targeting select international markets for our laser revascularization platforms, both TMR and PMC,” Quinn explained. “We will also utilize the funding to support our efforts to add to our product base. We expect that new product introductions will enable us to increase our revenue in the TMR franchise and to expand our overall revenue growth. We are also working with the FDA to finalize the next steps regarding our PMA supplement for PMC. We will then determine the resources required to get to approval, and whether we will pursue approval independently or with a corporate partner.”

     Quinn noted that confusion raised in the marketplace about the July review of laser myocardial revascularization by the Medicare Coverage Advisory Committee (MCAC) clearly impacted sales in the third quarter. “Many of our prospective new customers waited for the outcome of the Medicare advisory panel review before making a final decision about moving forward with TMR or purchasing a laser, which caused a fall off in revenue from this year’s first and second quarters and negatively impacted our bottom line in the third quarter. However, we believe this is only temporary,” Quinn said.

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     In September 2004, the minutes from the July MCAC meeting were posted on the Centers for Medicare & Medicaid Services (CMS) website. The Company announced that after speaking with CMS at the time of the posting of the minutes, CardioGenesis does not expect any action regarding the current TMR coverage by CMS at this time. Quinn commented, “The silver lining to the whole Medicare review process was the direct involvement of the leadership of the Society of Thoracic Surgeons (“STS”) in the open public forum. As the physicians most familiar with the medical condition and needs of the Medicare patients in question, the STS was committed and persuasive in their assertion of the importance of TMR as a therapy available to treat severe angina. Additionally, the American College of Cardiology confirmed its endorsement of TMR as a part of the public process.”

     Revenues in this year’s third quarter decreased to $2.8 million from $3.6 million in the prior year period. The net loss in the 2004 third quarter increased to $924,000, or $0.02 loss per basic and fully diluted share, from a net loss of $129,000, or $0.00 loss per basic and fully diluted share in the 2003 third quarter. For the first nine months of 2004, revenues increased to $10.3 million, from revenues of $10.1 million in the same period last year. The net loss for the first nine months of 2004 was $921,000, or $0.02 per basic and fully diluted share, compared to a net loss of $886,000, or a $0.02 loss per basic and fully diluted share in the prior year period.

     Gross profit margins as a percentage of sales were 82 percent for this year’s third quarter and 85 percent for the first nine months of 2004, as compared to 83 percent for both of the prior year’s respective periods.

     Total operating expenses increased by $172,000, from $3.1 million in the three month period ending September 30, 2003 to $3.3 million in the same period in 2004. Total operating expenses increased by $345,000, from $9.2 million in the nine month period ended September 30, 2003 to $9.6 million in the same period in 2004. The increase in operating expenses for the three and nine month period is primarily due to sales and marketing expenses associated with sales force expansion, major trade shows and marketing initiatives related to the promotion of the five-year data on CardioGenesis patient outcomes.

     The Company’s September 30, 2004 balance sheet, which does not reflect the recently completed convertible financing transaction with Laurus Master Funds, Ltd., showed cash and cash equivalents of $2.9 million, total assets of $8.5 million, shareholders’ equity of $5.5 million with no long term debt.

     During the year’s third quarter, the Company shipped one laser and had worldwide disposable sales of 731 units, compared to the shipment of three lasers and worldwide disposable sales of 778 units in the third quarter of 2003. At the end of the third quarter there were 442 sites with CardioGenesis lasers for myocardial revascularization compared to 433 sites at the end of the third quarter of 2003.

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Conference Call

     CardioGenesis will host a conference call today, November 10, 2004, to discuss the Company’s results for its third quarter and first nine months ended September 30, 2004. The call will take place at 4:30 p.m. EST (Eastern) and will be broadcast live over the Internet. Those interested in listening to the live webcast of the conference call may do so by going to the Company’s website at www.cardiogenesis.com.

     Web participants are encouraged to go to the selected website at least 15 minutes prior to the start of the call to register and, if necessary, download and install any needed audio software. An online webcast replay of the call will be accessible at www.cardiogenesis.com for seven days starting shortly after the live webcast.

About CardioGenesis Corporation

     CardioGenesis is a medical device company specializing in the treatment of cardiovascular disease and is a leader in devices that stimulate cardiac angiogenesis. The Company’s market leading Holmium: YAG laser system and disposable fiber-optic accessories are used to perform a FDA-cleared surgical procedure known as Transmyocardial Revascularization (TMR) to treat patients suffering from angina. Surgical products and accessories for the CardioGenesis TMR procedure, which are marketed in the U.S. and around the world, have been shown to reduce angina and improve the quality of life in patients with coronary artery disease. Surgical products and accessories for the Company’s minimally invasive Percutaneous Myocardial Channeling (PMC) procedure are currently being marketed in Europe and other international markets.

     For more information on the Company and its products, please visit the CardioGenesis company web site at www.cardiogenesis.com or the patient and physician website at www.HeartOfNewLife.com. HeartOfNewLife.com is a resource for patients and physicians which provides medical information on TMR.

     With the exception of historical information, the statements set forth above include forward-looking statements. Any forward-looking statements in this news release related to the Company’s sales, profitability, the adoption of its technology and products and FDA clearances are based on current expectations and beliefs and are subject to numerous risks and uncertainties, many of which are outside the Company’s control, that could cause actual results to differ materially. Factors that could affect the accuracy of these forward-looking statements include, but are not limited to: any inability by the Company to sustain profitable operations or obtain additional financing on favorable terms if and when needed; any failure to obtain required regulatory approvals; failure of the medical community to expand its acceptance of TMR or PMC procedures; possible adverse governmental rulings or regulations, including any FDA regulations or rulings; the Company’s ability to comply with international and domestic regulatory requirements; possible adverse Medicare or other third-party reimbursement policies or adverse changes in those policies; any inability by the Company to ship product on a timely basis; the Company’s ability to manage its growth; adverse economic developments that could adversely affect the market for our products or our ability to raise needed financing; actions by our competitors; and the Company’s ability to protect its intellectual property. Other factors that could cause CardioGenesis’ actual results to differ materially are discussed in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, and the Company’s other recent SEC filings. The Company disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

TABLES FOLLOW

CARDIOGENESIS REPORTS 2004 THIRD QUARTER, NINE-MONTH RESULTS
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CARDIOGENESIS CORPORATION
CONDENSED AND CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2004	2003	2004	2003
Net revenues	$2,837	$3,594	$10,254	$10,106
Cost of revenues	499	621	1,570	1,745

Gross profit	2,338	2,973	8,684	8,361

Operating expenses:
Research and development	520	730	1,189	1,836
Sales, general and administrative	2,746	2,364	8,398	7,406

Total operating expenses	3,266	3,094	9,587	9,242

Loss from operations	(928)	(121)	(903)	(881)
Non-operating income (expense), net	4	(8)	(18)	(5)

Net loss	$(924)	$(129)	$(921)	$(886)

Net loss per share — basic and diluted	$(0.02)	$(0.00)	$(0.02)	$(0.02)

Shares used in per share computations
Basic and diluted	41,388	37,351	41,054	37,203

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CARDIOGENESIS CORPORATION
CONDENSED AND CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	September 30,	December 31,
	2004	2003
ASSETS
Cash and cash equivalents	$2,920	$1,013
Accounts receivable, net	1,578	1,830
Inventories, net	1,706	1,339
Property and equipment, net	497	408
Other assets	1,756	1,870

Total assets	$8,457	$6,460

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable and accrued liabilities	$2,247	$2,067
Deferred revenue	627	573
Note payable	133	—
Shareholders’ equity	5,450	3,820

Total liabilities and shareholders’ equity	$8,457	$6,460